Exhibit 99

Video Display Corporation Reports Record Year

    ATLANTA--(BUSINESS WIRE)--May 26, 2004--Video Display Corporation (NASDAQ:VIDE)

    --  Quarterly Revenues Exceed $20,000,000 for the First Time

    --  Full Year Revenues Up for Eighth Consecutive Year

    --  Fourth-Quarter Net Earnings Set New Record

    --  Full Year Earnings $3,165,000 versus Loss of ($3,286,000)

    Video Display Corporation (NASDAQ:VIDE) is pleased to report its 8th consecutive year of record revenues along with record net earnings for the fiscal fourth quarter and full year ended February 29, 2004.
    Net revenues at $20.4 million for the fourth quarter of fiscal 2004 surpassed $20.0 million for the first time in the Company's history and exceeded the fourth quarter of fiscal 2/28/03 by 2.6 percent. Year-end revenues were reported at $76.59 million for fiscal 2/29/04, slightly eclipsing the previous record annual revenues of $76.58 million set in fiscal 2/29/03. Record net earnings of $1,010,000 ($0.21 per share) reported for the fourth quarter of fiscal 2/29/04 exceeded the previous year's fourth quarter of $942,000 ($0.19 per share) by 7.2%. Full fiscal year net earnings of $3,165,000 ($0.65 per share) represented strong growth versus the previous year net loss of ($3,286,000) (loss of $0.69 per share). Previous year results included pre-tax impairment charges of $7,163,000 for plant closures, inventory obsolescence and other charges.
    "Our fiscal 2/28/04 earnings per share of $0.65 were in the guidance range of $0.62 - $0.70 published by the Company on January 14, 2004," said Ron Ordway, VDC's Chairman and CEO. "Further, based upon a strong backlog of booked orders, we expect to generate a minimum of 25% growth in earnings per share for our current fiscal year."
    Video Display Corporation designs, develops and manufactures unique solutions for display requirements for military, medical and industrial use with emphasis on high end training and simulation applications. Its product offerings include ruggedized CRT and AMLCD displays as well as complete projection systems utilizing VDC's Marquee(TM) line of projectors. Video Display Corporation operates 11 display design and manufacturing plants plus eight sales facilities throughout the United States and Europe.
    This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, Video Display Corporation or its representatives have made or may make forward-looking statements, orally or in writing.
    Such forward-looking statements may be included in, but are not limited to, various filings made by the company with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions. These factors and conditions have been described in the Company's annual report on Form 10-K for the fiscal year ended 2/28/2003 and the Company's other filings with the Securities and Exchange Commission. The reader is specifically referred to these documents regarding the factors and conditions that may affect future results.



                           3 mos. Ended            12 mos. Ended
                       2/29/04     2/28/03      2/29/04     2/28/03

Net sales            $20,399,000 $19,916,000  $76,592,000 $76,582,000
Cost of goods sold    13,648,000  13,118,000   51,604,000  57,042,000
Gross profit           6,751,000   6,798,000   24,988,000  19,540,000
Operating expenses     4,860,000   5,181,000   18,719,000  22,162,000
Operating
 profit(loss)          1,891,000   1,617,000    6,269,000  (2,622,000)
Net income           $ 1,010,000 $   942,000  $ 3,165,000 $(3,286,000)
Basic EPS            $      0.21        0.20  $      0.68 $     (0.69)
Diluted EPS          $      0.21 $      0.19  $      0.65 $     (0.69)
Average basic shares
 outstanding           4,776,000   4,748,000    4,674,000   4,758,000
Average diluted
 shares outstanding    4,950,000   5,095,000    4,900,000   4,758,000


    CONTACT: Video Display Corporation, Atlanta
             Ronald D. Ordway, 770-938-2080